Exhibit 10.74
SECOND AMENDMENT TO LEASE AGREEMENT
     THIS SECOND AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is made and entered into effective the 29th day of December, 2006 (“Effective Date”) by and between Clariant Corporation (“Landlord”), with an address of 4000 Monroe Road, Charlotte, NC 28205, Attention: General Counsel, and SCR-Tech, LLC (“Tenant”), with an address of 11701 Mt. Holly Road, Charlotte, NC 28214, Attention: Office Administrator. This Amendment modifies and amends the Lease Agreement dated December 16, 2002 between Landlord and Tenant, as amended in the First Amendment to Lease Agreement effective January 1, 2004 (collectively, the “Lease”).
Recitals
     A. Landlord is the owner of those certain buildings as per Schedule F of the Lease, located at 11701 Mt. Holly Road, Charlotte, North Carolina.
     B. Tenant wishes to lease additional space in a building known by Clariant as Building #32, Warehouse 20, the “Warehouse,” as warehouse space and breakroom, and the additional space in the Warehouse Tenant wishes to lease are known by Clariant as “Compartments A & B and Office.” Tenant agrees to lease this space in an as-is condition excluding the environmental condition of such space (including, but not limited to the underlying ground, the Warehouse and the various components, parts and structures of the Warehouse) for purposes of Landlord satisfying its indemnity obligations under Sections 14 and 27.3 of the Lease and Tenant being exculpated and having its liability limited under Section 27.5 of the Lease.
     NOW, THEREFORE, for the mutual promises herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:
          1. Additional Leased Premises in Building 32. Notwithstanding anything to the contrary in the Lease, Landlord hereby agrees to lease to Tenant and Tenant’s agents, employees, and representatives Building 32 Compartments A & B and office to be identified as Parcel “E” for purposes of the Lease, and Tenant agrees to lease Compartments A & B and office from Landlord in accordance with the terms of this Amendment and the Lease as modified and amended by this Amendment. Compartments A & B shall be used by Tenant, pursuant to the Lease, for general storage use and the Building 32 office for a breakroom. Tenant agrees to lease Compartments A & B and office as well as any additional space to be leased in the Warehouse under Section 2 below, in an as-is condition excluding the environmental condition of such space (including, but not limited to, the underlying ground, the Warehouse and the various components, parts and structures of the Warehouse) for purposes of Landlord satisfying its indemnity obligations under Sections 14 and 27.3 of the Lease and Tenant being exculpated and having its liability limited under Section 27.5 of the Lease. Compartments A & B and office as well as any additional space to be leased in the Warehouse shall be maintained solely and exclusively by Tenant in accordance with the terms of the Lease.

          2. Option to Expand Warehouse Space. (a) Compartment C Option. For and in consideration of Tenant’s Lease of Compartments A & B and office, and an option fee of $300/month payable by Tenant to Landlord, Landlord hereby grants to Tenant an irrevocable option for Tenant to lease Building 32’s “Compartment C.” The term of this option shall be thirty-six (36) months from the Effective Date of this Second Amendment, at which point such option shall expire and be void. Terms of the lease of Compartment C shall be the same as those applicable to Compartments A & B. Tenant may exercise its option to lease Compartment C during the 36-month option period by providing Landlord with written notice of same, and Tenant shall specify in such notice the effective date of the lease of such additional space. Upon Tenant’s exercise of its option to lease such additional space in the Warehouse, the Lease shall be modified to reflect such lease of additional space. Landlord shall not be obligated to improve or specially maintain Compartment C during the option period, and if Tenant exercises this option and occupies Compartment C, Tenant shall have the same maintenance obligations as are applicable to Compartments A & B and Office, and such space will be occupied on a then as-is condition excluding the environmental condition of such space (including, but not limited to, the underlying ground, the Warehouse and the various components, parts and structures of the Warehouse) for purposes of Landlord satisfying its indemnity obligations under Sections 14 and 27.3 of the Lease and Tenant being exculpated and having its liability limited under Section 27.5 of the Lease.
(b) Compartment B Option. For and in consideration of Tenant’s Lease of Compartments A & B and office, Landlord hereby grants to Tenant an irrevocable option for Tenant to lease Building 32’s “Compartment B” after the initial lease term of Compartment B terminates on December 31, 2008. The term of this option shall be thirty-six (36) months from the Effective Date of this Second Amendment, at which point such option shall expire and be void. Terms of the lease of Compartment B after December 31, 2008 shall be the same as those applicable to Compartments A & C. Tenant may exercise its option to lease Compartment B during the 36-rnonth option period by providing Landlord with written notice of same, and if such option is exercised, the lease of Compartment B shall continue after December 31, 2008 through the expiration of the lease term applicable to the other parcels (i.e., June 30, 2012 plus Tenant’s two sequential five-year renewal options). Upon Tenant’s exercise of its option to lease such additional space in the Warehouse, the Lease shall be modified to reflect such lease of additional space. Landlord shall not be obligated to improve or specially maintain Compartment B during the option period, and if Tenant exercises this option and occupies Compartment B, Tenant shall have the same maintenance obligations as are applicable to Compartments A & C and Office, and such space will be occupied on a then as-is condition excluding the environmental condition of such space (including, but not limited to, the underlying ground, the Warehouse and the various components, parts and structures of the Warehouse) for purposes of Landlord satisfying its indemnity obligations under Sections 14 and 27.3 of the Lease and Tenant being exculpated and having its liability limited under Section 27.5 of the Lease.
          3. Additional Leased Premises in Building 49. Notwithstanding anything to the contrary in the Lease, Landlord hereby agrees to lease to Tenant and Tenant’s agents, employees, and representatives the western portion of Building 49 comprised of 2,400 square feet as shown on the attached Exhibit “A” attached hereto and incorporated herein by reference (the “Building 49 Space”) to be identified as Parcel “F” for purposes of the Lease, and Tenant agrees to lease the Building 49 Space from Landlord in accordance with the terms of this

Amendment and the Lease as modified and amended by this Amendment. Building 49 Space shall be used by Tenant pursuant to the Lease for lab, office and storage use. As soon as reasonably practicable after execution of this Amendment, Landlord shall make the fire water line to Building 49 Space operational, potable water available to Building 49 Space and the wastewater sump pump serving Building 49 Space operational, all in accordance with applicable building codes and at Landlord’s expense; provided, however, in the event Landlord’s total expenses relating to the work described in this sentence exceeds $5,000, Tenant shall be responsible for paying to Landlord the amount of Landlord’s Expenses in excess of $5,000 upon Landlord presenting Tenant with copies of bills and invoices for such work evidencing such excess; provided, further, however, that in the event such expenses are anticipated or determined by Landlord to exceed $5,000, Landlord shall inform Tenant of same as soon as reasonably practicable. Except as set forth in the immediately preceding sentence, Tenant agrees to lease Building 49 Space in an as-is condition excluding the environmental condition of such space (including, but not limited to, the underlying ground, the building and the various components, parts and structures of the building) for purposes of Landlord satisfying its indemnity obligations under Sections 14 and 27.3 of the Lease and Tenant being exculpated and having its liability limited under Section 27.5 of the Lease. Building 49 Space shall be maintained solely and exclusively by Tenant in accordance with the terms of the Lease and this Amendment. Tenant agrees to heat all of Building 49 in such a manner as to keep the sprinkler system and waterlines from freezing. For and in consideration of Tenant leasing Building 49 Space, Landlord will transfer and convey to Tenant Landlord’s surplus lab hoods in Building 30 at no cost for use by Tenant in upfitting Tenant’s lab to be located in Building 49 Space; provided, however, Tenant shall be responsible for moving and installing any such surplus lab hoods accepted by Tenant. Landlord shall provide to Tenant a mutually agreeable Bill of Sale evidencing the transfer and conveyance of such surplus lab fixtures.
          4. Schedule Modifications. The following Schedules to the Lease are modified as set forth below:
Schedule F (Premises) — add a parcel “E” which shall be Compartments A & B and office of Building 32 (15,000 sf, 14,320 sf and 830 sf respectively) — warehouse. Parcel “E” shall also include Compartment C if Tenant’s option under Sec. 2(a) above is exercised. Parcel “D” changed to Building 30 — (552) sf — Laboratory and Office. Add a Parcel “F” which shall be Building 49 Space (2,400 sf) — lab and warehouse.
Schedule I (Occupancy Dates) — add Parcel “E”, Compartment A — on February 1, 2006; Compartment B and Office — on August 1, 2006. Only with respect to Compartment B, the initial term of the lease shall be through December 31, 2008, subject to being extended if Tenant exercises the option set forth in Section 2(b), above. The Occupancy Date for Compartment C shall be as identified in Tenant’s option exercise notice sent pursuant to Sec. 2(a) above. Add Parcel “F” — on the date Tenant occupies Building 49 Space for purposes of conducting its business thereon and Tenant vacates Building 30. Tenant’s occupancy of Building 30 shall terminate on the date when Tenant vacates Building 30 and occupies Building 49 Space for the purposes of conducting its business thereon, and Tenant shall notify Landlord in writing of such date.

Schedule L (Base Rent) — add Parcel “E” — $2.65/sf/yr ($79,897.50 per year, or $6658.13 per month). If Compartment C is added through Tenant’s exercise of its option under Section 2(a) above, the base rent per square foot for Compartment C shall be equal to the then current base rent per square foot for Compartments A & B, subject thereafter to Schedule M adjustments. If Compartment B is extended after December 31, 2008 through Tenant’s exercise of its option under Section 2(b) above, the base rent per square foot for Compartment B shall be equal to the base rent per square foot of Compartment B on December 31, 2008, subject thereafter to Schedule M adjustments. Add Parcel “F” — for the first 18 months of Tenant’s occupancy of Building 49 Space, Base Rent shall be $529.40 per month, and thereafter Base Rent shall be based upon the same annual per square foot charge as that for Building 48 (Parcel “A”).
Schedule O (Site Service Expenses) — insert: with respect to Building #32, the Site Service Expense will be charged at a rate that is one-half the normal per square foot rate. With respect to Building 49 Space no Site Service Expense shall be charged for the first 18 months of Tenant’s occupancy of Building 49 Space, and after such 18-month period, Tenant shall pay a per square foot Site Service Expense charge based upon one-half of the standard per square foot Site Service Expense charge. Tenant shall be responsible for payment of cost of all utilities servicing Building 49 Space beginning at the time the utilities are turned on in the building.
          5. Term. This Amendment shall commence effective the Effective Date.
          6. Wastewater. With respect to Landlord’s acceptance of Tenant’s wastewater for treatment, Tenant shall be permitted to discharge into Landlord’s wastewater treatment system wastewater containing arsenic and other constituents so long as the level of arsenic and other constituents does not cause Clariant to exceed any limitations or violate conditions of its environmental permits that are in effect at any time including its NPDES effluent discharge permit and its permit for Surface Disposal of Residual Solids (Landfill); provided however, that Tenant shall have the right to use at least seventy-five percent (75%) of the monthly average of Landlord’s NPDES discharge limit for arsenic. Wastewater shall include surface runoff from Tenant’s operations.
          7. Miscellaneous.
          (a) Notwithstanding anything in this Amendment or the Lease to the contrary, the use of the phrase “as-is condition” in this Amendment and the Lease shall not limit, restrict or diminish Landlord’s indemnity obligations under Sections 14 and 27.3 of the Lease or the exculpation and limitation of liability of Tenant under Section 27.5 of the Lease, and Sections 14 and 27.3 with respect to Landlord’s indemnity obligations and Section 27.5 of the Lease with respect to Tenant’s exculpation and limitation of liability shall be interpreted and construed without giving consideration or effect to the phrase “as-is condition” in this Amendment and. the Lease. For purposes of Section 27.3 and 27.5 of the Lease in the case of additional Premises being leased under this Agreement, the term “Effective Date” as defined in this Amendment shall be substituted in place of the term “Commencement Date” wherever the term “Commencement Date” appears in Sections 27.3 and 27.5. However, the foregoing provisions shall in no way exonerate or exculpate Tenant from its own Tenant’s indemnity obligations under Sections 14 and 27.3 of the Lease if any claims arise out of Tenant’s failure to maintain any of additional leased Premises for which Tenant has assumed maintenance obligations under this Amendment.
          (b) Landlord and Tenant acknowledge and agree that Tenant has not had during Tenant’s tenancy on and prior to the date hereof and shall not have from this date forward any leasehold, operational or other interest in or control over any property of Landlord’s beyond the Premises leased to Tenant and Tenant’s use of the Lot as described in the Lease as amended.
          (c) All other terms and conditions of the Lease remain unchanged.
(Signatures on following page)

          IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment.

Landlord:

CLARIANT CORPORATION

By:	/s/ C. S. Barnard

Title:	Sr. V. P. – Legal

Print Name: C. S. Barnard

Date:	Dec. 29, 2006

Tenant:

SCR-TECH, LLC

By:	/s/ W. J. McMahon

Title:	President

Print Name: W. J. McMahon

Date:	3-10-07

EXHIBIT A